Exhibit C(4)
Project Omega Presentation to the Board of Directors Fairness Opinion June 18, 2007

Preface You have requested our opinion as to the fairness, from a financial point of view, to Oakland Communications, Inc. ("Oakland" or the "Company") of the consideration to be paid by the Company in the proposed merger of Omega Communication Products, Inc. ("Omega") with a subsidiary of the Company pursuant to the Agreement and Plan of Merger (the "Merger Agreement") to be entered into by the Company, Omega and a subsidiary of the Company. In the merger, each of the outstanding shares of Omega Class A common stock, other than shares owned by Oakland and its affiliates, and other than dissenting shares, will be converted into the right to receive $1.65 per share in cash. Oakland acquired, primarily through a separate transaction with The Fresno Electric Co., Ltd., and currently owns 66,000,100 shares of Omega's outstanding Class A common stock, as converted, which is equivalent to approximately 58.1% of the shares outstanding of Omega. These materials and all analyses contained herein are confidential and are solely for the use of the Board of Directors of Oakland in connection with its evaluation of the Merger Agreement. Any use of this material or the analyses contained herein or the opinion for any other purpose or any other publication of this material or the analyses contained herein or the opinion without the express written consent of Seven Hills is strictly prohibited. In conducting our review and arriving at our opinion we have, with Oakland's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Omega or the Company, or which is publicly available or otherwise reviewed by us. We have not assumed any responsibility for the accuracy, completeness or reasonableness of, or independently verified, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of Omega. We have further relied upon the assurance of management of Oakland that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have assumed with Oakland's consent, with respect to the financial projections for Omega provided to us by Omega or approved by the Company, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Omega or the Company, and that such projections provide a reasonable basis for our opinion and, with respect to the financial projections for the Company prepared by Wall Street analysts, that they were reasonably prepared, that they form a reasonable basis for our opinion. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in the opinion and that we do not have any obligation to update, revise or reaffirm our opinion. Several analytical methodologies have been employed herein and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows. Our only opinion is the formal written opinion as to the fairness to Oakland, from a financial point of view and as of the date of the opinion, of the consideration proposed to be paid pursuant to the Merger Agreement. The form of opinion set forth herein contains other conditions and limitations which you should review in connection with these materials.

Table of Contents Situation Overview Valuation Analysis Pro Forma Analysis Omega Profile Oakland Profile Appendix Discounted Cash Flow Analysis Weighted Average Cost of Capital Analysis Omega Projected Financial Statements

Situation Overview

Situation Overview Terms of Transaction(1) Transaction(2) Oakland acquires the remaining equity interest in Omega (consisting of approximately 48.3MM fully-diluted shares of Class A common shares it does not already own representing approximately 42% of total shares outstanding) and Omega merges with a subsidiary of Oakland Consideration Approximately $1.65 per share (100% cash) Omega options to be exchanged for Oakland options at a ratio equal to $1.65 divided by Oakland's average closing for the five trading days ending two business days prior to the closing date Agreements Upon signing, Omega will fix the number of directors on the Board at nine (9) Five (5) Oakland designated Board members will be appointed to the Board One (1) designated Omega Board member will resign Key Conditions Stockholder and applicable government approvals Non-Solicitation "No shop" provision, subject to fiduciary provisions Termination Mutual consent On 10/31/07, if transaction has not closed By Oakland if Omega Board withdraws recommendation or supports alternative acquisition proposal Governing Law Delaware (1) Draft Merger Agreement dated 6/14/07. (2) Our opinion does not address the non-financial terms of the Agreement or the Merger Agreement, including any governance arrangement or effects relating to Omega.

Situation Overview Omega Projected Income Statement - Management Projections ($ in thousands, except per share values) Source: Omega management. FY2007 excludes inventory write-down of $1.278MM for Q1'FY07 per the 10-Q for the quarter ending 12/31/06 and $3.247MM for Q2'FY07 per the 10-Q for the quarter ending 3/31/07. FY2007 excludes one-time extraordinary expenses as provided by Omega management, including transactions and accruals including goodwill impairment of $8.486MM, transitional costs for contract manufacturing of $3.200MM, severance costs of $0.651MM, Olympia-related settlement and legal expenses of $0.790MM, SOX 404 compliance expense of $0.312MM, consulting expenses of $0.508MM, and GigaComm-related expenses of $0.162MM. FY2008 results exclude $5.000MM gain anticipated by Omega on sale of Woodland Hills property. Average shares outstanding kept constant from the six months ending 3/31/07 per the 10-Q for the quarter ending 3/31/07. FY2007-FY2010 EBITDA excludes stock based-compensation of $1.743MM and depreciation and amortization of $5.151MM in FY2007, $3.967MM in FY2008, $4.267MM in FY2009, and $4.475MM in FY2010. FY2010. FY2010. FY2010. FY2010. FY2010. FY2010. FY2010. FY2010. FY2010.

Valuation Analysis

Valuation Analysis Trading Statistics ($ in millions, except per share values) Sources: Omega management, SEC filings, Capital IQ, Needham & Company. Projections for Oakland per Needham research report dated 5/1/07. Historical financials from SEC filings. Balance sheet, LTM, and LQA data for Oakland from most recent period ended 3/31/07. Cash excludes $84.150 provided as cash consideration to Fresno in the initial transaction. Shares outstanding includes 857,258 shares issued to Fresno in the initial transaction. Historical financials from SEC filings. Balance sheet, LTM, and LQA data for Omega from most recent period ended 3/31/07. CY2007 revenue projections as provided by Omega management. CY2008 revenue projections calculated by calendarizing projections provided by Omega management. 4/20/07 represents date one day prior to announcement of Oakland's agreement to acquire the 66.000MM Omega shares owned by Fresno at $1.50 per share. Current offer value and metrics calculated by applying offer value per share to 100% of the fully-diluted shares outstanding. Actual cash outlay for fully-diluted minority shares is anticipated to be approximately $79.660MM. approximately $79.660MM. approximately $79.660MM. approximately $79.660MM. approximately $79.660MM. approximately $79.660MM. approximately $79.660MM. approximately $79.660MM. approximately $79.660MM.

Valuation Analysis Omega Stock Trading and Volume History (4/21/06 - 4/20/07)(1) Omega Stock Trading and Volume History (4/21/06 - 4/20/07)(1) Omega Stock Trading and Volume History (4/21/06 - 4/20/07)(1) Offer Price $1.65 Source: CapitalIQ. Date one day prior to announcement of Oakland's agreement to acquire the 66.000MM Omega shares owned by Fresno at $1.50 per share. Date one day prior to announcement of Oakland's agreement to acquire the 66.000MM Omega shares owned by Fresno at $1.50 per share. Date one day prior to announcement of Oakland's agreement to acquire the 66.000MM Omega shares owned by Fresno at $1.50 per share.

Valuation Analysis Omega Valuation Methodologies Methodology Description Public Company Analysis Compares market values of public optical component companies to their operating results to determine public trading multiples Multiples applied to operating results to imply "trading" value Precedent Transactions Analysis Compares transaction values paid for optical component companies to their operating results to determine transaction multiples Multiples applied to operating results to imply "control" value Premiums Paid Analysis Reviews stock price premiums paid to target shareholders in technology transactions with equity values between $50MM and $300MM Premiums applied to Omega stock price to imply "control" value Discounted Cash Flow Analysis(1) Calculates the net present value (NPV) of Omega's future free cash flows for the period between FY2008 and FY2012 and the NPV of a terminal value Calculates a terminal value by multiplying enterprise value/EBITDA trading multiples to FY2012 EBITDA Values of future cash flows and the terminal value are present valued to today using a discount rate to derive a theoretical value Discount rate based on WACC analysis of Omega's peer group All projected data for FY2008-FY2010 was prepared and furnished to Seven Hills by Omega management. Projected data for FY2011-FY2012 was prepared by Seven Hills based upon assumptions derived from the FY2008-FY2010 projections. All assumptions and financial projections were reviewed by Oakland management, who determined they were reasonable in light of Omega's historical operations and forecasted financial performance.

Valuation Analysis Omega Valuation Summary ($ in millions, except per share values) Date one day prior to announcement of Oakland's agreement to acquire the 66.000MM Omega shares owned by Fresno at $1.50 per share. Public company data excludes control premium. LTM reflects Last Twelve Months ending 3/31/07. CY2007 revenue projections as provided by Omega management. CY2008 revenue projections calculated by calendarizing projections provided by Omega management. LQA reflects Last Quarter Annualized for the quarter ending 3/31/07. All projected data for FY2008-FY2010 was prepared and furnished to Seven Hills by Omega management. Projected data for FY2011-FY2012 was prepared by Seven Hills based upon assumptions derived from the FY2008-FY2010 projections. All assumptions and financial projections were reviewed by Oakland management, who determined they were reasonable in light of Omega's historical operations and forecasted financial performance. Based on Omega share price of $1.38 as of 4/20/07, the date one day prior to announcement of Oakland's agreement to acquire the 66.000MM Omega shares owned by Fresno at $1.50 per share. Equity value range based on Omega balance sheet as of 3/31/07. Includes cash of $116.908MM, debt of $0.000 and fully diluted shares of 114.279MM. Fully diluted shares outstanding calculated using treasury method.

Valuation Analysis Omega Valuation Summary (cont'd) Offer Price: $1.65(1) Denotes Median to Mean range. Denotes Median to Mean range. Proposed offer price. Public company data excludes control premium. LTM reflects Last Twelve Months ending 3/31/07. CY2007 revenue projections as provided by Omega management. CY2008 revenue projections calculated by calendarizing projections provided by Omega management. LQA reflects Last Quarter Annualized for the quarter ending 3/31/07. All projected data for FY2008-FY2010 was prepared and furnished to Seven Hills by Omega management. Projected data for FY2011-FY2012 was prepared by Seven Hills based upon assumptions derived from the FY2008-FY2010 projections. All assumptions and financial projections were reviewed by Oakland management, who determined they were reasonable in light of Omega's historical operations and forecasted financial performance. Based on Omega share price of $1.38 as of 4/20/07, the date one day prior to announcement of Oakland's agreement to acquire the 66.000MM Omega shares owned by Fresno at $1.50 per share. Equity value range based on Omega balance sheet as of 3/31/07. Includes cash of $116.908MM, debt of $0.000 and fully diluted shares of 114.279MM. Fully diluted shares outstanding calculated using treasury method.

Valuation Analysis Public Company Analysis ($ in millions, except per share values) Sources: SEC filings, Omega management, Capital IQ. Equity value calculated using treasury method. Finisar Corporation LTM and LQA financials as of most recently filed SEC documents for the period ending 7/1/06. Fully diluted shares outstanding includes 40.486MM shares converted from debt at approximately $3.71 conversion price. Omega stock price as of 4/20/07, date one day prior to announcement of Oakland's agreement to acquire the 66.000MM Omega shares owned by Fresno at $1.50 per share. LTM EBIT and EBITDA exclude one-time extraordinary expenses as provided by Omega, including goodwill impairment of $8.486MM, transitional costs for contract manufacturing of $1.311MM, severance costs of $0.651MM, Olympia-related settlement and legal expenses of $0.790MM, SOX 404 compliance expense of $0.312MM, consulting expenses of $0.508MM, and GigaComm-related expenses of $0.162MM. LTM gross margin adjusted to exclude inventory write-down of $4.525MM. Omega CY2007E/CY2008E revenue growth is for fiscal year ending 9/30. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares. Omega (transaction) equity value and enterprise value calculated by applying offer value per share to 100% of fully-diluted shares.

Valuation Analysis

Precedent Transactions Analysis

($ in millions)

Optical Components Companies
Disclosed Transaction Statistics
Transactions Announced January 1, 2003 - June 15, 2007

Annc. Date	Acquiror	Target	Equity Value	Enterprise Value[1]	LTM Revenue	LQA Revenue	LTM EBITDA	Enterprise Value / LTM Revenue	Enterprise Value / LQA Revenue	Enterprise Value / LTM EBITDA
5/14/07	Emerson Electric Co.	Stratos International, Inc.	$116.8	$86.5	$87.4	$89.1	$5.0	0.99x	0.97x	17.3x
7/7/06[2]	Tessera Technologies, Inc.	Digital Optics Corporation	59.5	56.1	21.1	N/A	7.7	2.66	N/A	7.3
7/21/05	ADC Telecommunications, Inc.	Fiber Optic Network Solutions Corporation	161.5	161.5	95.0	N/A	N/A	1.70	N/A	N/A
3/8/05	Advanced Photonix, Inc.	Picotronix, Inc.	10.6	16.4	7.5	N/A	N/A	2.20	N/A	N/A
5/28/04	Newport Corporation	Spectra-Physics, Inc.	300.0	300.0	208.0	232.0	21.8	1.44	1.29	13.8
5/24/04[3]	Bookham, Inc.	Onetta, Inc.	23.5	23.5	N/A	13.2	N/A	N/A	1.78	N/A
5/17/04[4]	JDS Uniphase Corporation	E2O Communications, Inc.	60.0	60.0	N/A	20.0	N/A	N/A	3.00	N/A
1/26/04[5]	Finisar Corporation	Honeywell International Inc., VCSEL	75.0	75.0	36.0	N/A	N/A	2.08	N/A	N/A
9/22/03[6]	Bookham, Inc.	New Focus, Inc.	331.3	79.4	26.6	25.0	(21.4)	2.99	3.17	NMF
							High	**2.99x**	**3.17x**	**17.3x**
							Mean	**2.01**	**2.04**	**12.8**
							Median	**2.08**	**1.78**	**13.8**
							Low	**0.99**	**0.97**	**7.3**
	Oakland	Omega[7]	$188.6	$71.7	$67.5	$65.6	($6.2)	1.06x	1.09x	NMF

Source: SEC filings.
(1) Equity value plus target's net debt, as available.
(2) LTM, LQA and balance sheet items for the period ending 12/31/05 per the 8-K/A filed by Tessera Technologies Inc. on 10/2/06.
(3) Transaction values converted into US dollars based on exchange rate of £1=$1.79 per 5/21/04 6-K.
(4) E20 Communications LTM revenue represents annualized revenue from recent quarters.
(5) Honeywell International Inc., VCSEL Optical Products Business LTM revenue includes $9.000MM in components supplied to Finisar Corp.
(6) Transaction values converted into US dollars based on exchange rate of £1=$1.62 per 9/22/03 6-K.
(7) Transaction statistics calculated by applying offer value per share to 100% of fully diluted shares. LTM EBITDA excludes one-time extraordinary expenses as provided by Omega, including goodwill impairment of $8.486MM, transitional costs for contract manufacturing of $1.311MM, severance costs of $0.651MM, Olympia-related settlement and legal expenses of $0.790MM, SOX 404 compliance expense of $0.312MM, consulting expenses of $0.508MM, GigaComm-related expenses of $0.162MM, and inventory write-down of $4.525MM.

Seven Hills 13

Valuation Analysis Premiums Paid Analysis ($ in millions) Source: SEC filings. Based on Omega share price of $1.38 as of 4/20/07, the date one day prior to announcement of Oakland's agreement to acquire the 66.000MM Omega shares owned by Fresno at $1.50 per share. Omega equity value calculated by applying offer value per share to 100% of the fully-diluted shares outstanding. Omega equity value calculated by applying offer value per share to 100% of the fully-diluted shares outstanding. Omega equity value calculated by applying offer value per share to 100% of the fully-diluted shares outstanding. Omega equity value calculated by applying offer value per share to 100% of the fully-diluted shares outstanding.

Valuation Analysis Discounted Cash Flow Analysis(1) Utilized a five year model (FY2008 - FY2012) to calculate EBITDA and free cash flow (fiscal year ended 9/30) Various valuation metrics Calculated discount rate based on the WACC analysis of Omega's peer group Exit EBITDA multiples of 10.0x - 14.0x Calculated equity value using 9/30/07 cash and debt per Omega management financial model $100.5 million in cash and no debt Per share value calculated using 114.3MM fully diluted shares outstanding (treasury method) Net proceeds from sale of building included in FY2008 ($24.4MM) based on Omega management estimate DCF Analysis: Equity Value Per Share Multiple to Estimated 2012 EBITDA Discount Rate All projected data for FY2008-FY2010 was prepared and furnished to Seven Hills by Omega management. Projected data for FY2011-FY2012 was prepared by Seven Hills based upon assumptions derived from the FY2008-FY2010 projections. All assumptions and financial projections were reviewed by Oakland management, who determined they were reasonable in light of Omega's historical operations and forecasted financial performance. operations and forecasted financial performance. operations and forecasted financial performance. operations and forecasted financial performance.

Pro Forma Analysis

Pro Forma Analysis FY2008 Accretion-Dilution Analysis ($ in thousands except per share values) ($ in thousands except per share values) ($ in thousands except per share values) ($ in thousands except per share values) Sensitivity Analysis Oakland projections per Needham research report dated 5/1/07. Omega projections provided by Omega management. Omega projections exclude two months of quarter ending 9/30/07 based on assumed timing of close of transaction of 8/30/07. Adjustments include lost interest on cash on the $163.810MM used between the initial and back-end transactions assuming a 5.15% cash return (10-year treasury as of 6/15/07) and an additional 857,258 shares issued in the acquisition of the Fresno shares. Assumes no adjustments to revenue, COGS, or operating expenses. Omega total operating expenses excludes transitional costs for contract manufacturing of $0.428MM in quarter ended 9/30/07 as provided by Omega management. Assumes no incremental taxes due to assumed NOLs from Omega and minimal taxes for Oakland. Omega net loss of $7.671MM and $7.092MM as provided by B. Riley and Roth Capital research reports dated 5/16/07 shown in sensitivity analysis for illustrative purposes. Omega net loss of $7.671MM and $7.092MM as provided by B. Riley and Roth Capital research reports dated 5/16/07 shown in sensitivity analysis for illustrative purposes. Omega net loss of $7.671MM and $7.092MM as provided by B. Riley and Roth Capital research reports dated 5/16/07 shown in sensitivity analysis for illustrative purposes. Omega net loss of $7.671MM and $7.092MM as provided by B. Riley and Roth Capital research reports dated 5/16/07 shown in sensitivity analysis for illustrative purposes. Omega net loss of $7.671MM and $7.092MM as provided by B. Riley and Roth Capital research reports dated 5/16/07 shown in sensitivity analysis for illustrative purposes. Omega net loss of $7.671MM and $7.092MM as provided by B. Riley and Roth Capital research reports dated 5/16/07 shown in sensitivity analysis for illustrative purposes. Omega net loss of $7.671MM and $7.092MM as provided by B. Riley and Roth Capital research reports dated 5/16/07 shown in sensitivity analysis for illustrative purposes. Omega net loss of $7.671MM and $7.092MM as provided by B. Riley and Roth Capital research reports dated 5/16/07 shown in sensitivity analysis for illustrative purposes.

Pro Forma Analysis Q4'FY2008 Accretion-Dilution Analysis ($ in thousands except per share values) ($ in thousands except per share values) ($ in thousands except per share values) ($ in thousands except per share values) Sensitivity Analysis Oakland projections per Needham research report dated 5/1/07. Omega projections for quarter ending 6/30/08 provided by B. Riley research report dated 5/16/07. We assumed that these projections were reasonably prepared and that such projections provide a reasonable basis for our opinion. Adjustments include lost interest on cash on the $163.810MM used between the initial and back-end transactions assuming a 5.15% cash return (10-year treasury as of 6/15/07) and an additional 857,258 shares issued in the acquisition of the Fresno shares. Assumes no adjustments to revenue, COGS, or operating expenses. Assumes no incremental taxes due to assumed NOLs from Omega and minimal taxes for Oakland. Assumes no incremental taxes due to assumed NOLs from Omega and minimal taxes for Oakland. Assumes no incremental taxes due to assumed NOLs from Omega and minimal taxes for Oakland. Assumes no incremental taxes due to assumed NOLs from Omega and minimal taxes for Oakland. Assumes no incremental taxes due to assumed NOLs from Omega and minimal taxes for Oakland. Assumes no incremental taxes due to assumed NOLs from Omega and minimal taxes for Oakland. Assumes no incremental taxes due to assumed NOLs from Omega and minimal taxes for Oakland.

Pro Forma Analysis Q4'FY2008 Accretion-Dilution Analysis - Sensitivity Analysis Quarter Ending 6/30/08E ($ in thousands) Range of quarterly cost savings based on information provided by Oakland management, who have indicated that quarterly cost savings of at least $2.500MM are achievable within the first two quarters and additional cost savings related to operational, personnel, and facility expense reductions are reasonably possible, which provide a basis for the quarterly cost savings utilized in our analysis. Assumes no incremental taxes on cost savings due to assumed NOLs from Omega. Assumes no incremental taxes on cost savings due to assumed NOLs from Omega. Assumes no incremental taxes on cost savings due to assumed NOLs from Omega. Assumes no incremental taxes on cost savings due to assumed NOLs from Omega.

Pro Forma Analysis

Pro Forma Cash and Debt

($ in thousands)

	Oakland[1]	Oakland Post-Fresno[1]	Omega[2]	Back-end Transaction	Sale of Woodland Hills Property[3]	Pro Forma
Assets						
Cash and short-term investments	$161,586	$77,436	$116,908	($79,660)	$24,381	$139,065
Long-term investments	40,000	40,000	0	0	0	40,000
Total	$201,586	$117,436	$116,908	($79,660)	$24,381	$179,065
Liabilities						
Short-term debt	$0	$0	$0	$0	$0	$0
Long-term debt	0	0	0	0	0	0
Total	$0	$0	$0	$0	$0	$0

Source: SEC filings.
(1) Oakland data per 10-Q filed for the period ending 3/31/07. Long-term investments consist typically of "debt classified as instruments of the U.S. Treasury, government agencies and corporations with strong credit ratings" according to Oakland's 10-Q and are therefore considered in cash calculation. Assumes $84.150MM paid to Fresno in initial transaction.
(2) Omega data per 10-Q filed for the period ending 3/31/07.
(3) Assumes cash inflow of $24.381MM in FY2008 from sale of Woodland Hills property based on Omega management estimate.

Seven Hills 20

Omega Profile

Omega Profile Company Profile Company Description Omega designs, manufactures, and sells fiber optic modules that are used in fiber optic transmission systems in the metropolitan area networking, local area networks, and passive optical networking markets. The company's modules are preassembled components that are integrated into systems that address the bandwidth limitations. Its products primarily include optical transmitters, receivers, transceivers, and transponders that convert electronic signals into optical signals and back into electronic signals enabling high- speed communication of voice, video, and data traffic over public and private fiber optic networks. These products support a range of network applications, transmission speeds, distances, and standards, including international transmission standards. The company sells its products to communication equipment manufacturers through a direct sales force supported by independent manufacturers' representatives and distributors. It has operations primarily in the United States, the People's Republic of China, Canada, Thailand, Israel, Europe, and Asia. 3101 Variel Avenue Woodland Hills, CA 91367 Phone: 818-251-7100 Fax: 818-251-7111 www.ocp-inc.com Products Tranceivers - Offers portfolio of transceiver options to support metro, enterprise, passive optical network (PON), and storage applications GigaPON - Offers a complete portfolio of Optical Line Termination and Optical Network Unit PON-based modules to support GPON and GePon applications Transmitters and Receivers - Addresses the SONET/SDH markets for OC-1 through OC-48 SONET/SDH applications Management Philip Otto CEO and President Muoi Van Tran Co-Founder and Consultant Susie Nemeti Co-Founder and Consultant Mohammad Ghorbanali Co-Founder and Consultant Frederic Boyer CFO, Principal Accounting Officer and SVP Source: Company website, Capital IQ. Board of Directors Muoi Van Tran Chairman Philip Otto Executive Director Stewart Personick Chairman, Special Stock Option Committee David Warnes Member, Special Stock Option Committee Hobart Birmingham Member, Special Stock Option Committee Yukimasa Shiga Director (resigned) Arinobu Sato Director (resigned) Haruki Ogoshi Director (resigned) Recent News 6/6/07 - Announces acquisition of majority stake in Omega by Oakland and agreement in principle regarding acquisition of remaining shares by Oakland 5/4/07 - Announces adoption of 30-day shareholder rights plan to protect interests of minority shareholders 12/14/06 - Announces resignations of Muoi Van Tran and Susie Nemeti as Chief Technology Officer and Chief Financial Officer, respectively 11/1/06 - Reaches agreement with SAE Magnetics Limited to manufacture certain of SAE's product lines in China commencing Summer 2007 9/21/06 - Announces the availability of its 1510nm Optical Supervisory Channel SFP transceiver for Optical Supervisory Channel applications for use in WDM 7/13/06 - Announces acquisition of GigaComm Corporation, a Taiwan-based supplier of PON fiber-to-the-home (FTTH) components, in an all cash transaction

Omega Profile Balance Sheet as of 3/31/07 and 9/30/07 ($ in thousands) Source: SEC filings. Source: Omega management. Less allowance for doubtful accounts and sales returns. Less allowance for doubtful accounts and sales returns. Less allowance for doubtful accounts and sales returns. Less allowance for doubtful accounts and sales returns.

Omega Profile

Comparison of Management vs. Analyst Projections

($ in thousands, except per share values)

	Fiscal Year Ending September 30, 2007			Fiscal Year Ending September 30, 2008		
	Analyst - B. Riley[1][2]	Analyst - Roth[2][3]	Management[2]	Analyst - B. Riley[1]	Analyst - Roth[3]	Management
Revenue	$67,615	$67,242	$70,615	$80,256	$76,706	$82,100
Cost of Revenue	55,321	54,168	57,965	59,215	59,585	60,200
Gross Profit	12,294	13,075	12,650	21,041	17,120	21,900
Operating Expenses						
Research and Development	11,956	11,822	12,456	11,935	12,145	13,100
Sales, General, and Administrative	17,213	15,609	17,888	20,271	17,951	16,600
Total Operating Expenss	29,169	27,431	30,344	32,206	30,096	29,700
Operating Income (Loss)	(16,875)	(14,357)	(17,694)	(11,165)	(12,976)	(7,800)
Other Income (Expense), net[4]	5,830	5,880	6,180	5,500	5,250	5,900
Pretax Income (Loss)	(11,045)	(8,477)	(11,514)	(5,665)	(7,726)	(1,900)
Taxes	133	43	43	180	-	-
Pro Forma Net Income (Loss)	($11,178)	($8,520)	($11,557)	($5,845)	($7,726)	($1,900)
EPS	($0.10)	($0.08)	($0.10)	($0.05)	($0.07)	($0.02)
Avg. Shares Outstanding[5]	113,472	113,576	113,490	113,880	113,950	113,490
EBITDA[6]	(9,759)	(7,463)	(10,800)	(4,049)	(7,266)	(2,090)
12 Mo. Stock Price Target (5/16/07)	$1.50	$1.50	N/A	$1.50	$1.50	N/A
Margin Analysis						
Revenue Growth	*(3.6%)*	*(4.1%)*	*0.7%*	*18.7%*	*14.1%*	*16.3%*
Gross Margin %	*18.2%*	*19.4%*	*17.9%*	*26.2%*	*22.3%*	*26.7%*
R&D as % of Revenue	*17.7%*	*17.6%*	*17.6%*	*14.9%*	*15.8%*	*16.0%*
SG&A as % of Revenue	*25.5%*	*23.2%*	*25.3%*	*25.3%*	*23.4%*	*20.2%*
Pro Forma Net Income Margin %	*(16.5%)*	*(12.7%)*	*(16.4%)*	*(7.3%)*	*(10.1%)*	*(2.3%)*
EBITDA Margin %	*(14.4%)*	*(11.1%)*	*(15.3%)*	*(5.0%)*	*(9.5%)*	*(2.5%)*

Sources: Omega management, B. Riley & Co., Roth Capital Partners.
(1) Projections per B. Riley & Co. research report dated 5/16/07.
(2) FY2007 cost of revenue excludes inventory write-down of $1.278MM for Q1FY07 per the 10-Q for the quarter ending 12/31/06 and $3.247MM for Q2FY07 per the 10-Q for the quarter ending 3/31/07. Cost of revenue reported for Q1FY2007 and Q2FY2007 from the B. Riley and Roth research reports have been adjusted to reflect actual financials as reported in Omega filings. FY2007 sales, general, and administrative expenses exclude one-time extraordinary expenses as provided by Omega, including goodwill impairment of $8.486MM, transitional costs for contract manufacturing of $3.200MM, severance costs of $0.651MM, Olympia-related settlement and legal expenses of $0.790MM, SOX 404 compliance expense of $0.312MM, consulting expenses of $0.508MM, and GigaComm-related expenses of $0.162MM.
(3) Projections per Roth Capital Partners research report dated 5/16/07.
(4) FY2008 results exclude $5.0MM gain anticipated by Omega on sale of Woodland Hills property.
(5) Average shares outstanding kept constant from the six months ending 3/31/07 per the 10-Q for the quarter ending 3/31/07.
(6) B. Riley reported EBITDA excludes depreciation and amortization of $5.373MM in FY2007 and FY2008 per B. Riley & Co. research report. Roth and Management reported EBITDA exclude depreciation and amortization of $5.151MM in FY2007 and $3.967MM in FY2008 as provided by Omega management. B. Riley, Roth, and Management EBITDA exclude stock-based compensation of $1.743MM in FY2007 and FY2008 as provided by Omega management.

Seven Hills

24

Oakland Profile

Oakland Profile Projected Income Statement(1) ($ in thousands except per share data) ($ in thousands except per share data) ($ in thousands except per share data) ($ in thousands except per share data) Source: Needham & Company. Projections per Needham research report dated 5/1/07.

Oakland Profile Balance Sheet as of 4/1/07(1) ($ in thousands) Source: SEC filings. Not adjusted for Fresno transaction. $0.001 par value; 34.000MM shares authorized, 22.200MM and 21.500MM shares issued and outstanding at 3/31/07 and 6/30/06, respectively. $0.001 par value; 34.000MM shares authorized, 22.200MM and 21.500MM shares issued and outstanding at 3/31/07 and 6/30/06, respectively. $0.001 par value; 34.000MM shares authorized, 22.200MM and 21.500MM shares issued and outstanding at 3/31/07 and 6/30/06, respectively. $0.001 par value; 34.000MM shares authorized, 22.200MM and 21.500MM shares issued and outstanding at 3/31/07 and 6/30/06, respectively.

Oakland Profile Oakland Stock Trading and Volume History (6/16/06 - 6/15/07) Indicates announcement of Oakland's agreement to acquire the 66.0MM Omega shares owned by Fresno at $1.50 per share on 4/23/07 and announcement on 6/6/07 of revised offer for remaining shares of Omega at $1.65 per share. Source: Capital IQ.

Appendix

Appendix Discounted Cash Flow Analysis ($ in millions, except per share values) Source: SEC filings, Omega management. All projected data for FY2008-FY2010 was prepared and furnished to Seven Hills by Omega management. Projected data for FY2011-FY2012 was prepared by Seven Hills based upon assumptions derived from the FY2008-FY2010 projections. All assumptions and financial projections were reviewed by Oakland management, who determined they were reasonable in light of Omega's historical operations and forecasted financial performance. EBITDA projections exclude stock compensation expense. FY2007 EBITDA adjusted to exclude one-time extraordinary expenses as provided by Omega, including transactions and accruals including goodwill impairment of $8.486MM, transitional costs for contract manufacturing of $3.200MM, severance costs of $0.651MM, Olympia-related settlement and legal expenses of $0.790MM, SOX 404 compliance expense of $0.312MM, consulting expenses of $0.508MM, and GigaComm-related expenses of $0.162MM. Assumes no taxes due to existing federal, state, and foreign net operating loss carryforwards. Represents cash expected from sale of Woodland Hills property in FY2008 for $24.381MM per Omega management. Based on WACC analysis of Omega peer group. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K. Assumes 114.279MM fully diluted shares outstanding (treasury method) per 3/31/07 10-K.

Appendix Weighted Average Cost of Capital Analysis ($ in millions, except per share values) Source: SEC filings, Capital IQ, S&P 500 CVC Equity Risk Premium Report. As of 6/15/07. Premium based on S&P 500 CVC Equity Risk Premium Report dated 10/04. Based on typical public company borrowing rates for corporate bonds. Fully diluted shares outstanding includes 40.486MM shares converted from debt at approximately $3.71 conversion price. 1-year beta based on Capital IQ, a database available to the public; estimates as of 6/15/07. Assumes capital structure of 100% equity based on Omega. Assumes capital structure of 100% equity based on Omega. Assumes capital structure of 100% equity based on Omega. Assumes capital structure of 100% equity based on Omega. Assumes capital structure of 100% equity based on Omega. Assumes capital structure of 100% equity based on Omega. Assumes capital structure of 100% equity based on Omega. Assumes capital structure of 100% equity based on Omega.

Appendix Omega Projected Income Statement(1) ($ in millions, except per share values) All projected data for FY2008-FY2010 was prepared and furnished to Seven Hills by Omega management. Projected data for FY2011-FY2012 was prepared by Seven Hills based upon assumptions derived from the FY2008-FY2010 projections. All assumptions and financial projections were reviewed by Oakland management, who determined they were reasonable in light of Omega's historical operations and forecasted financial performance. operations and forecasted financial performance. operations and forecasted financial performance. operations and forecasted financial performance.

Appendix Omega Projected Balance Sheet(1) ($ in millions) All projected data for FY2008-FY2010 was prepared and furnished to Seven Hills by Omega management. Projected data for FY2011-FY2012 was prepared by Seven Hills based upon assumptions derived from the FY2008-FY2010 projections. All assumptions and financial projections were reviewed by Oakland management, who determined they were reasonable in light of Omega's historical operations and forecasted financial performance. operations and forecasted financial performance. operations and forecasted financial performance. operations and forecasted financial performance.

Appendix Omega Projected Cash Flow Statement(1) ($ in millions) All projected data for FY2008-FY2010 was prepared and furnished to Seven Hills by Omega management. Projected data for FY2011-FY2012 was prepared by Seven Hills based upon assumptions derived from the FY2008-FY2010 projections. All assumptions and financial projections were reviewed by Oakland management, who determined they were reasonable in light of Omega's historical operations and forecasted financial performance. operations and forecasted financial performance. operations and forecasted financial performance. operations and forecasted financial performance.